Exhibit 10.1

S.Y. BANCORP, INC.

ANNUAL CASH INCENTIVE PLAN

SECTION 1—INTRODUCTION

1.1           Purpose.  The purpose of the S.Y. Bancorp, Inc.  Annual Cash Incentive Plan (the "Plan") is to

(a)           motivate and reward eligible executives by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals;

(b)           further link an executive's interests with those of S.Y.  Bancorp, Inc.  (the "Company") and its Affiliates by creating a direct relationship between key Company performance measurements and individual incentive payouts;

(c)           enable the Company to attract and retain superior employees by providing a competitive incentive program that rewards outstanding performance.

1.2           Performance-Based Compensation.  Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code, but shall not limit the Committee's ability to make Awards that do not so qualify.

1.3           Effective Date.  The Plan is effective as of the date approved by the Compensation Committee of the Board, as reflected by execution hereof (the "Effective Date"), subject to approval by the Company's shareholders at the first annual meeting of shareholders to occur after the Effective Date and before the first payments hereunder, and shall remain in effect until it has been terminated pursuant to Section 8.6.

SECTION 2—DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

2.1           "Affiliate" means the Bank and any other "subsidiary corporation" of the Company, as defined in section 424(f) of the Code, respectively.  "Subsidiary corporation" includes any entity which becomes a Subsidiary corporation after the date of adoption of this Plan.

2.2           "Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3           "Bank" means Stock Yards Bank & Trust Company, a Kentucky banking corporation with its principal office located at 1040 East Main Street, Louisville, Kentucky 40206.

2.4           "Base Salary" means the Participant's annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.5           "Board" means the Board of Directors of the Company, as constituted from time to time.

2.6           A "Change of Control" shall be deemed to have taken place for purposes of the Plan if

(a)           any Person (as defined below) is or becomes the Beneficial Owner (as defined in this Section 2.7) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the Effective Date or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company);

(b)           during any period of two consecutive years beginning after the Effective Date, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;

(c)           the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of the Company or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or such surviving entity or of any Subsidiary of the Company or such surviving entity, at least 80% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation); or

(d)           the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

For purposes of the definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) the Company, any subsidiary or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

For purposes of the definition of Change in Control, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

2.7           "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.

2.8           "Committee" means the Compensation Committee of the Board, which committee shall consist of three or more members of the Board, each of whom is both a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of such term as contained in applicable regulations interpreting section 162(m) of the Code.  If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.9            "Company" means S.Y. Bancorp, Inc., and any successor thereto.

2.10           "Covered Employee" has the meaning set forth in Section 162(m)(3) of the Code.

2.11           "Determination Date" means the latest date on which Performance Goals can be designated hereunder, which shall be the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed, provided, however, that, as of such date, the outcome of any such Performance Goal is substantially uncertain.

2.12           "Disability" unless otherwise defined in an employment agreement between the Participant and the Company, shall mean total and permanent disability in accordance with the Company's long-term disability plan, as determined by the Committee.

2.13           "Maximum Award" means as to any Participant for any Plan Year shall be no more than $750,000.   The Maximum Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

2.14           "Negative Discretion" means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan, provided that, the exercise of such discretion with respect to one Participant shall not have the effect of increasing the amount payable hereunder to other Participants.

2.15           "Participant" means as to any Performance Period, the executive officers of the Company or an Affiliate who are deemed likely to be Covered Employees and other key employees of the Company or an Affiliate/the employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.

2.16           "Performance Criteria" means the objective performance criteria upon which the Performance Goals for a particular Performance Period are based, which would allow a third party with knowledge of the relevant performance results to calculate an Award's value, are based and which include one of or any combination of the following "performance criteria" for the Company as a whole or any business unit, division, department or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine:

(i)
earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis, diluted or undiluted,  and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

(ii)	return on equity;

(iii)	return on assets;

(iv)	net or gross revenues or revenue growth over prior year or as compared to budget;

(v)	expenses or expense levels;

(vi)	one or more operating ratios;

(vii)	stock price (including, but not limited to, growth measures and total shareholder return);

(viii)	stockholder return;

(ix)	the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(x)	economic value added;

(xi)
net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit.

2.17           "Performance Goals" means the goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period.  Performance Goals shall be based upon the attainment of one or more Performance Criteria.  Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.18           "Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be no shorter than one year and otherwise be within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m), or any successor provision thereto, and the regulations thereunder.

2.19            "Plan" means the S.Y. Bancorp, Inc. Annual Cash Incentive Plan, as hereafter amended from time to time.

2.20           "Plan Year" means the Company's fiscal year, which commences on January 1st and ends on December 31st.

2.21           "Pro-rated Award" means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion of the Performance Period, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.22           "Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary.  In special circumstances, the target award may be expressed as a fixed amount of cash.

SECTION 3—ADMINISTRATION

3.1           Administration.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2           Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.3           Delegation By the Committee.  The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers; (ii) make Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Section 6.1 in accordance with Section 162(m) of the Code.

3.4           Agents; Limitation of Liability.  The Committee may appoint agents to assist in administering the Plan.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

SECTION 4—ELIGIBILITY AND PARTICIPATION

4.1           Eligibility.  Only executive level and other key employees of the Company and its participating Affiliates are eligible to participate in the Plan

4.2           Participation.  The Committee, in its discretion, shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period.  Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period.  An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3           New Hires; Newly Eligible Participants.  A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award reflecting participation for a portion of the Performance Period.  The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Award set forth in Section 2.14.

SECTION 5—TERMS OF AWARDS

5.1           Determination of Target Awards.  Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2           Determination of Performance Goals and Performance Formula.  Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period.  The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3           Adjustments.  The Committee is authorized, in its sole discretion, to provide at the time an Award is made that some or all of the following events shall result in adjustment or modification to the calculation of a Performance Goal for a Performance Period, provided that the amount to be adjusted is objectively determinable:

●	significant litigation or claim judgments or settlements;

●	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

●	any reorganization and restructuring programs;

●	extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto);

●	transaction costs related to acquisitions or divestitures;

●	any other specific unusual or nonrecurring events or objectively determinable category thereof; and

●	a change in the Company's fiscal year.

No adjustment shall be made if the effect would be to cause an Award to fail to qualify as performance-based compensation under Section 162(m).

SECTION 6—PAYMENT OF AWARDS

6.1           Determination of Awards; Certification.

(a)           Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded.   If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.

(b)           To the extent that the Performance Goals are achieved, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant's Award.

(c)           In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.

(d)           In no event shall the amount of an Award for any Plan Year exceed the Maximum Award.

6.2           Form and Timing of Payment.  Except as otherwise provided herein, as soon as practicable following the Committee's certification pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding.  In no event shall such payment be made later than 2½ months following the end of the Performance Period.

6.3           Employment Requirement.  Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the last day of the Performance Period.

6.4           Deferral of Awards.  A Participant may defer the payment of an Award that would otherwise be paid under the Plan, but only if and to the extent such deferral is consistent with the terms of the Company's or Affiliate's separate Executive Deferred Compensation Plan.

SECTION 7—TERMINATION OF EMPLOYMENT

7.1           Employment Requirement.  Except as otherwise provided in Section 7.2, if a Participant's employment terminates for any reason prior to the last day of the Performance Period, all of the Participant's rights to an Award for the Performance Period shall be forfeited.

7.2           Termination of Employment Due to Death or Disability.  If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period, the Participant or his or her beneficiary will be paid a Pro-rated Award reflecting participation for a portion of the Performance Period.  In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled.  Payment of such Pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

7.3           Change in Control.  If a Change in Control occurs during a Performance Period, Awards under the Plan will be calculated based on the Company's performance as of the date of the Change in Control, prorated, if appropriate based on the type of goal, of a period of shorter than the entire Performance Period.  If the minimum Performance Goals are achieved and certified by the Committee pursuant to Section 6.1, each Participant will receive an Award calculated based on the prescribed formula in accordance with Section 6.1(b).  Awards paid in connection with a Change in Control will be paid no later than 2½ months following the date of the Change in Control.

SECTION 8—GENERAL PROVISIONS

8.1           Compliance With Legal Requirements.  The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

8.2           Non-transferability.  A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

8.3           No Right to Employment.  Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

8.4           No Right to Award.  Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.

8.5           Withholding.  The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.6           Amendment or Termination of the Plan.  The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) shall be effective unless approved by the requisite vote of the shareholders of the Company.  Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

8.7           Unfunded Status.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person.  To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8           Governing Law.  The Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law.

8.9           Beneficiaries.  To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices.  If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

8.10           Section 162(m) of the Code; Bifurcation of the Plan.  It is the intent of the Company that the Plan and the Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code.  The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

8.11           Section 409A of the Code.  It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code.  In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code.  The Plan shall be interpreted and construed accordingly.

8.12           Expenses.  All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

8.13           Section Headings.  The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

8.14           Severability.  In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.15           Gender and Number.  Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

8.16           Non-exclusive.  Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

8.17           Notice.  Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Chairman of the Board of the Company at 1040 East Main Street, Louisville, Kentucky, 40206.

8.18           Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

8.19           Term of Plan.  This Plan shall remain in full force and effect until five years after its Effective Date (the "Initial Term"), if not sooner terminated in accordance with Section 8.6, unless the shareholders of the Company re-approve it within the 12-month period following its expiration, in which case it shall remain in effect for an additional 5 years after the expiration of that Initial Term.

 IN WITNESS WHEREOF, the Company has adopted this Plan as of the date set forth below.

S.Y. BANCORP, INC.

By:_____________________________
Title:____________________________
Date:____________________________